Exhibit 14.1

KWIK Code of Conduct and Ethics

Introduction: At KWIK, we are committed to upholding the highest standards of ethical behavior, integrity, and professionalism in all aspects of our business operations. Our Code of Conduct and Ethics serves as a guide for employees, officers, directors, and partners in maintaining these standards and fostering a culture of trust, respect, and accountability.

1. Compliance with Laws and Regulations:

•	We are committed to complying with all applicable laws, regulations, and industry standards in every jurisdiction where we operate.
•	Employees must familiarize themselves with relevant laws and regulations and conduct business activities in accordance with them.

2. Integrity and Honesty:

•	We conduct ourselves with honesty, integrity, and fairness in all business dealings.
•	We do not engage in or tolerate bribery, corruption, fraud, or any form of unethical behavior.

3. Respect and Diversity:

•	We respect the dignity, rights, and privacy of all individuals, including employees, customers, partners, and stakeholders.
•	Discrimination shall not be tolerated, and KWIK shall protect employees and former employees from race, color, religion, sex, national origin, age, disability and genetic information.
•	Any form of disrespectful behavior one towards another including but not limited to protected classes is strictly prohibited.

4. Conflicts of Interest:

•	Employees must avoid situations where their personal interests conflict with the interests of the company. These types include romantic/relational, financial, competitive, and confidential in nature.
•	Full disclosure of any potential conflicts of interest must be made to the appropriate parties.
•	Accepting gratuities over $50 annually or special favors with companies KWIK does business with is not allowed.

5. Confidentiality and Privacy:

•	We safeguard confidential information and respect the privacy of sensitive data belonging to employees, customers, partners, and the company itself.
•	Confidential information should only be accessed and disclosed on a need-to-know basis and in accordance with company policies.
•	KWIK has a Confidentiality Agreement that should be used when sensitive information may be disclosed as a matter of business.

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6. Corporate Governance:

•	We adhere to principles of good corporate governance, including transparency, accountability, and responsible decision-making.
•	Directors, officers, and employees must act in the best interests of the company and its shareholders.

7. Environmental and Social Responsibility:

•	We are committed to minimizing our environmental footprint and promoting sustainability in our operations.
•	We support social responsibility initiatives that benefit the communities where we operate and strive to make a positive impact on society.

8. Reporting Violations:

•	Employees are encouraged to report any violations of this Code of Conduct and Ethics or concerns about unethical behavior through proper channels, such as managers, HR, or anonymous reporting mechanisms.
•	Retaliation against individuals who report violations in good faith is strictly prohibited.

9. Insider Trading Policy:

•	Definition: Insider trading refers to the buying or selling of securities based on material, non-public information about the company. It is illegal and unethical.
•	Prohibition: Employees, officers, directors, and partners are strictly prohibited from engaging in insider trading, whether for personal gain or on behalf of others.
•	Material Information: Material information is any information that could influence an investor's decision to buy or sell securities. This includes financial results, mergers, acquisitions, product developments, regulatory actions, and other significant events that have not been disclosed to the public.
•	Non-Public Information: Non-public information refers to information that has not been disseminated to the general public through official channels such as press releases, regulatory filings, or public announcements.
•	Pre-Clearance: Employees who have access to material non-public information must obtain pre-clearance from the company's legal or compliance department before trading in company securities.
•	Blackout Periods: To prevent the appearance of impropriety and minimize the risk of insider trading, the company may impose blackout periods during which employees are prohibited from trading in company securities. Blackout periods are generally the first day of the third month of a fiscal quarter and remain so until one day after a formal public disclosure has been filed with the SEC.
•	Consequences: Violation of this insider trading policy may result in disciplinary action, including termination of employment, legal action, civil penalties, and criminal prosecution.
•	Education and Training: The company will provide education and training programs to ensure that employees understand the prohibition against insider trading and are aware of their obligations under securities laws and regulations.
•	Reporting: Employees who become aware of potential insider trading violations must report them immediately to the company's legal or compliance department.
•	Disclosure: Employees unsure of applicable laws associated with the selling of KWIK securities must first get approval from KWIK’s CFO.

Compliance with Securities Laws: This insider trading policy is in addition to, and does not supersede, any legal requirements related to insider trading under applicable securities laws and regulations.

Conclusion: Adherence to this Code of Conduct and Ethics is essential to maintaining the reputation, integrity, and success of KWIK. All employees, officers, directors, and partners are expected to familiarize themselves with this Code and uphold its principles in their daily activities.

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